Exhibit 99.1

Contacts:
For NetRatings:
Susan Hickey – 212-703-5909
shickey@netratings.com

For The Nielsen Company:
Jack Loftus – 646-654-8360
Jack.Loftus@Nielsen.com

NIELSEN AND NETRATINGS ANNOUNCE MERGER AGREEMENT

New York and Haarlem, the Netherlands – February 5, 2007 – The Nielsen Company (formerly VNU) and NetRatings, Inc. (Nasdaq: NTRT) announced today that they have entered into a merger agreement by which Nielsen, which already owns approximately 60 percent of NetRatings, would acquire the NetRatings shares it does not currently own at a price of $21.00 per share in cash, for a total purchase price of approximately $327 million. The NetRatings board of directors approved the merger agreement following the unanimous recommendation and approval of an independent special committee of the NetRatings board of directors. The transaction price represents a 44.1 percent premium over NetRating's closing price on October 6, 2006.

"The special committee carefully reviewed the transaction in consultation with our financial and legal advisors, and the merger agreement was the result of extensive negotiations between the parties. We believe that the merger is in the best interests of NetRatings' minority shareholders," said Arthur F. Kingsbury, chairman of the special committee of the NetRatings board of directors. The special committee was advised by Lehman Brothers Inc. and Gibson Dunn & Crutcher LLP.

David Calhoun, chairman and chief executive officer of Nielsen, said: "This transaction will provide fair value to NetRatings shareholders while also allowing Nielsen and NetRatings to better coordinate their strengths for the benefit of our mutual clients."

The merger is expected to be completed in the second quarter of calendar year 2007, subject to customary conditions and approvals. The exact timing is dependent on the review and clearance of necessary filings with the Securities and Exchange Commission. The transaction is subject to shareholder approval of NetRatings, but Nielsen has agreed to vote all of its NetRatings shares in favor of the merger, thereby assuring approval at the NetRatings shareholders meeting relating to the merger.

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About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions and recognized brands in marketing information (ACNielsen), media information (Nielsen Media Research), business publications (Billboard, The Hollywood Reporter, Adweek), trade shows and the newspaper sector (Scarborough Research). The privately held company has more than 42,000 employees and is active in more than 100 countries, with headquarters in Haarlem, the Netherlands, and New York, USA. For more information please visit www.nielsen.com.

About NetRatings

NetRatings, Inc. (Nasdaq: NTRT) delivers leading Internet media and market research solutions, marketed globally under the Nielsen//NetRatings brand. With high quality, technology-driven products and services, Nielsen//NetRatings is the global standard for Internet audience measurement and premier source for online advertising intelligence, enabling clients to make informed business decisions regarding their Internet and digital strategies. The Nielsen//NetRatings portfolio includes panel-based and site-centric Internet audience measurement services, online advertising intelligence, user lifestyle and demographic data, e-commerce and transaction metrics, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement

This news release contains "forward-looking statements." Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies' plans, objectives, expectations and intentions and other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions. Such statements are based upon the current beliefs and expectations of Nielsen's and NetRatings's management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and NetRatings’ business and financial results. Information about potential factors that may affect NetRatings' business and financial results is included in its annual report on Form 10-K for the fiscal year ended Dec. 31, 2005 and its quarterly reports on Form 10-Q, including, without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Our Performance." Each of these documents is on file with the SEC and is available free of charge at the SEC's Internet site (http://www.sec.gov). Readers of this press release are referred to such filings.

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In connection with the proposed merger, NetRatings will file a proxy statement with the Securities and Exchange Commission. Stockholders of NetRatings are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about Nielsen and NetRatings, when available, without charge, at the SEC's Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to NetRatings, Inc., 120 West 45th Street, New York, NY 10036, Attention: Susan Hickey, 212-703-5900.

NetRatings, its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding NetRating's directors and executive officers is available in NetRating’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on April 28, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

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